Exhibit 99.01

Press Release
www.shire.com

Shire Presents Positive Data for Patients with Type 1 Gaucher Disease Who Switched to VPRIVTM
Also Reported Are Results of Retrospective Analysis of Phase I/II Study, Showing Success in Reaching Therapeutic Goals within 4 Years of Initiation of Treatment

Cambridge, MA, US – March 25, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today presented positive data from a Phase III clinical trial (TKT-034) designed to evaluate the safety of switching to VPRIV (velaglucerase alfa for injection), from imiglucerase, as well as an interim analysis of safety data from an ongoing multicenter open-label treatment protocol (HGT-GCB-058) implemented to provide VPRIV to patients affected by the continuing shortage of imiglucerase. A post-hoc analysis of Phase I/II data on therapeutic goal attainment was also presented at the 2010 American College of Medical Genetics Annual Clinical Genetics Meeting in Albuquerque, New Mexico. These data add to the growing body of clinical evidence which support the use of VPRIV in patients both transitioning from imiglucerase or who are treatment naïve.

Adult and pediatric patients with Type 1 Gaucher disease were switched from imiglucerase (15-60 U/kg every other week) to the same number of units of VPRIV in the Phase III switch study (40 patients) and the ongoing US treatment protocol (>150 patients). In study TKT-034, no patients developed IgG antibodies to VPRIV, including 3 patients who tested positive for anti-imiglucerase antibodies at screening. In addition, hemoglobin concentration, platelet counts, and liver and spleen volumes remained stable over the course of the one year study, demonstrating safety and maintenance of efficacy over this time frame. One patient in the Phase III trial discontinued due to a serious hypersensitivity reaction and the most common side effects reported in the two studies were infusion-related reactions.

“Results from the Phase III study provide important information regarding the safety and sustained efficacy of VPRIV for patients with Type 1 Gaucher disease who were previously on imiglucerase and should help inform treatment decisions during and after the imiglucerase supply shortage,” said Dr. Gregory Grabowski, Director of the Division of Human Genetics, Cincinnati Children’s Hospital Medical Center and Principal Investigator of the 034 study. “These data confirm what many physicians have experienced.”

A post hoc analysis from a third study, TKT-025EXT, designed to examine attainment of long-term therapeutic goals in 8 patients with Type 1 Gaucher disease treated with velaglucerase alfa, was also presented at the meeting. The initial dose of 60 U/kg was lowered to 30 U/kg after patients achieved at least 2 of 4 predefined therapeutic goals following 1 year of treatment. Clinically meaningful achievement of long-term therapeutic goals for hemoglobin concentration, platelet counts, and liver and spleen volumes was observed within 4 years of initiation of treatment.

Shire also reported important findings that suggested substantial antigenic differences when antibody response to treatment with VPRIV and imiglucerase were compared. Among the 99 patients who enrolled in the Phase III studies the seroconversion rate was 1% (1 of 82) against VPRIV versus 23% (4 of 17) against imiglucerase.

Velaglucerase alfa is manufactured in Shire’s facility in Cambridge MA, which was inspected and approved by the FDA for the commercial production of VPRIV.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Study Results and Design for TKT-034, HGT-GBC-058 and TKT-025EXT

TKT-034
In this global, open-label, multicenter study, patients were enrolled in the US (11 sites), Europe (3 sites) and Israel (1 site), and of the 41 patients enrolled, 40 received study drug. One patient discontinued due to a serious hypersensitivity reaction and one patient discontinued at week 31 due to a perceived lack of improvement. At the time of discontinuation, this patient’s clinical parameters were stable and consistent with those of the entire group of patients in the study.

Hemoglobin concentration, platelet counts, and spleen and liver volume were sustained at therapeutic levels through one year of treatment with VPRIV, as demonstrated by pre-specified efficacy criteria for clinically significant change:
•	Hemoglobin concentration: the mean change from baseline was -0.1 g/dL, with a 90 percent confidence interval of -0.3 to 0.1 g/dL, within the predefined efficacy criterion of ±1 g/dL.
•	Platelet counts: the percent change from baseline was +7.0%, with a 90 percent confidence interval of 0.5 to 13.5%, within the predefined efficacy criterion of ±20%.
•	Spleen volume: the percent change from baseline was -5.6%, with a 90 percent confidence interval of -10.8 to -0.4% within the predefined efficacy criterion of ±15%.
•	Liver volume: the percent change from baseline was -0.0%, with a 90 percent confidence interval of -2.6 to 2.6% within the predefined efficacy criterion of ±15%.

Study design
The primary objective of TKT-034 was to evaluate the safety of VPRIV in patients with Type 1 Gaucher disease who transitioned from imiglucerase to VPRIV. The secondary objectives were to evaluate changes from baseline in hemoglobin concentration, platelet counts, and spleen and liver volumes by Magnetic Resource Imaging (MRI) after every other week dosing of VPRIV.
Patients over the age of two years and receiving imiglucerase at a dose between 15 and 60 U/kg every other week for at least 30 months with no dose change in the last 6 months were eligible, provided they had demonstrated stable hemoglobin concentration and platelet counts. Patients were infused in one hour with the same number of units of VPRIV as their prior imiglucerase dose.

HGT-GCB-058
This ongoing multicenter, open-label treatment protocol was initiated at the request of the Food and Drug Administration (FDA) to provide VPRIV to patients who otherwise have limited or no access to imiglucerase due to a continuing supply shortage.

Between September 1, 2009 and January 31, 2010, more than 150 patients in the US enrolled into HGT-GCB-058 and received at least one infusion of VPRIV. Of these, 3 were treatment naïve and the rest were previously treated with imiglucerase. Following the administration of the first three infusions of VPRIV at the clinical site, patients who experienced no treatment-related serious adverse events or infusion-related adverse events were eligible to transition to home therapy at the discretion of the investigator. Patients were required to return to the clinic site quarterly for observation.

An interim safety analysis of the more than 150 patients on the treatment protocol was conducted.  Among those patients previously treated with imiglucerase, a total of 18% experienced a treatment emergent adverse event that was possibly or probably related to the study drug. The most commonly observed treatment emergent adverse events among switch patients included at least one infusion-related reaction, nasopharyngitis, nausea, fatigue, headache, dizziness and influenza.  Approximately 1% of patients experienced a severe adverse event that was considered to be possibly or probably related to the study drug.

TKT-025EXT: Study Results and Design of Therapeutic Goal Analysis
This post-hoc analysis of data from the Phase I/II and extension trial of velaglucerase alfa showed that clinically meaningful long-term therapeutic goals were achieved within 4 years of initiation of velaglucerase alfa treatment.

The efficacy parameters were evaluated against the therapeutic goals described by Pastores et al (Seminars in Hematology, 2004) aand included absolute and percent changes in hemoglobin levels, platelet counts, and spleen and liver volumes as measured by MRI. Evaluation in this study was limited to those patients who were exposed to velaglucerase alfa for a minimum of 48 months and for whom a complete clinical data set corresponding to the study endoints was available at baseline and annually through 48 months (8 patients, 4 male, 4 female). Patients were evaluated for the achievement of each individual therapeutic goal. The percentage of patients achieving each specific goal over time was determined. In addition the percentage of patients with a complete response (achieved all 4 therapeutic goals) over time was also evaluated.

At baseline, no patient was at goal for all 4 clinical parameters: 4 of 8 patients were at goal for hemoglobin concentration, 0 of 8 for platelet count, 4 of 8 for liver volume, and 0 of 8 for spleen volume. After 1 year of treatment, all patients achieved at least 2 therapeutic goals, and all patients maintained clinical parameters for goals that were already at the recommended targets when treatment began. All 8 patients were eligible for and began step-wise dose reduction to velaglucerase alfa 30 U/kg EOW starting between 12 and 18 months. By year 4 of treatment, all patients met goals for all 4 clinical parameters; therefore, 100% achievement was observed for each of the 4 long-term, therapeutic goals.

More about VPRIV
VPRIV (velaglucerase alfa for injection) was approved by the US FDA as a long-term enzyme replacement therapy for adult and pediatric patients with Type 1 Gaucher disease on February 26, 2010. A marketing application for VPRIV has also been granted accelerated assessment by the European Medicines Agency in the European Union (EU). Shire expects to launch VPRIV in the EU by the end of 2010 and in other countries beginning in 2011.

VPRIV is for patients who are treatment naïve as well as patients who have been treated with imiglucerase. The most serious adverse reactions seen with VPRIV were hypersensitivity reactions. Infusion-related reactions were the most commonly observed adverse reactions in patients treated with VPRIV in clinical studies. The most commonly observed symptoms of infusion-related reactions were: headache, dizziness, low or high blood pressure, nausea, tiredness and weakness, and fever.  Generally the infusion-related reactions were mild and, in treatment-naïve patients, onset occurred mostly during the first 6 months of treatment and tended to occur less frequently with time.  Adverse reactions more commonly seen in pediatric patients compared to those observed in adult patients (>10% difference) include rash, upper respiratory tract infection, prolonged activated partial thromboplastin time, and fever.

As with all therapeutic proteins, there is a potential for immunogenicity. In the clinical studies 1 of 54 treatment-naïve patients treated with VPRIV developed IgG class antibodies.  It is unknown if the presence of IgG antibodies to VPRIV is associated with a higher risk of infusion reactions.

Full prescribing information for VPRIV can be found at www.VPRIV.com.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Eric Rojas (North America)	+1 781 482 0999

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Jessica Cotrone (North America, HGT)	+1 781 482 9538

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

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Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.